Exhibit 10.8
Execution Version
COAL SUPPLY AGREEMENT
     This Coal Supply Agreement (this “Agreement”) is made and entered into as of October 22, 2007 (the “Execution Date”) by and between COALTRADE INTERNATIONAL, LLC, a Delaware limited liability company (“COALTRADE”), and PATRIOT COAL SALES LLC, a Delaware limited liability company (“Patriot”).
RECITALS:
A.	COALTRADE and each of the End Customers (as hereinafter defined) listed on Exhibit A attached hereto have entered into certain coal supply agreements, pursuant to which COALTRADE supplies coal to each End Customer. For purposes of this Agreement, all references to “End Customer” shall mean and refer to each entity listed on Exhibit A; all references to the “End Customer Contract” shall mean and refer to each coal supply agreement between COALTRADE and an End Customer.
B.	Patriot operates one or more coal mines in the location(s) set forth in the End Customer Contract; and such mine(s) have supplied coal to COALTRADE to enable COALTRADE to fulfill its supply obligations under the End Customer Contract.
C.	Immediately prior to the Effective Date (which, for purposes hereof, shall be October 31, 2007, and, when relevant, 11:59 p.m. on such date), COALTRADE and Patriot were both indirect subsidiaries of Peabody Energy Corporation. Commencing on or after the Effective Date, as a result of a spin-off transaction, Patriot will no longer be an indirect subsidiary of Peabody Energy Corporation.
D.	It is the intent of the parties to allow COALTRADE to continue to meet its obligations under the End Customer Contract by purchasing coal from Patriot in accordance with terms and conditions of this Agreement and of the End Customer Contract, except where expressly provided otherwise in this Agreement.
AGREEMENT:
     NOW, THEREFORE, COALTRADE and Patriot agree as follows:
1.	INCORPORATION OF TERMS OF END CUSTOMER CONTRACT
1.1	Incorporation of End Customer Contract. Copies of the End Customer Contracts, as amended through the Execution Date, are attached hereto as Exhibit B. It is the intent of the parties that except where expressly provided otherwise in this Agreement, the terms and conditions of the End Customer Contract (including the rights, obligations and benefits of each party thereto) shall apply to Patriot as if Patriot were the named “Seller” (or such comparable term) under the End Customer Contract and to COALTRADE, as if COALTRADE were the named “Buyer” (or such comparable term) under the End Customer Contract. Accordingly, the text of each End Customer Contract is hereby incorporated by reference, with the same force and effect as if such text were fully set forth herein, subject to the modifications thereto set forth below. The foregoing notwithstanding, COALTRADE shall only exercise those rights and benefits of the named Buyer under the End Customer Contract that are first exercised by the End Customer.
1.2	Confirmation Letters. To the extent the End Customer Contract consists of a master supply agreement and individual confirmation letters (or similar documents) having definitive start and end dates, and additional terms and conditions pursuant to which the End Customer purchases coal (each hereinafter a “Confirmation Letter”), it is intended by COALTRADE and Patriot that all references to the term End Customer Contract mean and include all Confirmation Letters that are in effect as of the Effective Date of this Agreement. Such Confirmation Letters shall apply to COALTRADE and Patriot in the same manner as an End Customer Contract, and they shall remain in full force and effect until expiration or termination pursuant to their terms. Confirmation Letters entered into between COALTRADE and the End Customer after the Effective Date of this Agreement are expressly excluded from the definition of End Customer Contract and have no application to this Agreement.

1.3	No Assignment or Privity. For the avoidance of doubt, this Agreement does not constitute a subcontract, delegation or assignment by COALTRADE of the End Customer Contract, and there will be no privity of contract between the End Customer and Patriot under or in respect of the End Customer Contract.

1.4	Communications For Scheduling, Transportation, and Related Activities. Patriot will have the primary responsibility for the coordination of all deliveries under each End Customer Contract. Patriot shall promptly notify COALTRADE of all substantive communications exchanged between Patriot and End Customer in relation to the End Customer Contract. Under no circumstances shall COALTRADE be liable to Patriot for damages of any kind arising out of or relating to End Customer’s failure to meet any of its obligations relating to the scheduling and transportation of coal; provided, that if Patriot has any claims or defenses arising under COALTRADE’s rights in connection with a failure of the End Customer to satisfy its performance obligations under the End Customer Contract, COALTRADE shall, subject to Section 1.7 hereof, use commercially reasonable efforts to pursue all such rights and defenses on Patriot’s behalf or for the benefit of Patriot. In accordance with Section 2.11 hereof, Patriot shall be liable to COALTRADE for damages incurred by COALTRADE arising from non-performance by Patriot of any of its obligations hereunder.

1.5	Assumption of Rights, Remedies, Responsibilities and Obligations. In furtherance of the foregoing, Patriot hereby assumes toward COALTRADE all obligations and responsibilities that COALTRADE has under the End Customer Contract toward End Customer; and COALTRADE will have the benefit of all rights and remedies against Patriot that End Customer has against COALTRADE under the End Customer Contract, in each case subject to the modifications set forth below. Likewise, COALTRADE hereby assumes toward Patriot all obligations and responsibilities that End Customer has toward COALTRADE under the End Customer Contract; and Patriot will have the benefit of all rights and remedies against COALTRADE that COALTRADE has against End Customer under the End Customer Contract, in each case subject to the modifications set forth below.
1.6	Conflicting Terms. If there is a conflict or inconsistency between a provision of the End Customer Contract and a provision of the body of this Agreement, the provision of the body of this Agreement will control.

1.7	Legal Proceedings. In addition to all other rights and remedies available under this Agreement, including the End Customer Contract, the following shall apply:
(a)	COALTRADE will use commercially reasonable efforts to defend its rights against End Customer under the End Customer Contract and to pursue all necessary legal action to enforce its rights against End Customer under the End Customer Contract; provided, however, that COALTRADE shall have the right, in its sole discretion, to determine whether or not it will pursue or defend a given legal action; and in the event COALTRADE determines not to pursue or defend a given legal action, it shall notify Patriot of such determination. COALTRADE agrees that in the course of defending or pursuing its rights against End Customer under the End Customer Contract that it will exercise commercially reasonable efforts to avoid taking any actions that it knows or would reasonably be expected to know would be detrimental to Patriot. Notwithstanding the foregoing, nothing in this Section 1.7(a) will be construed to limit any right that Patriot may have against COALTRADE under this Agreement as a result of such action by, or inaction of, COALTRADE.

(b)	If the parties are co-defendants in any legal proceeding arising out of the End Customer Contract, the parties agree to work together in good faith and in the spirit of mutual cooperation to defend such action in a manner beneficial to both parties, provided, that each party shall have the right to engage counsel of its choosing, and will bear the costs of its own legal defense.
2.	GENERAL MODIFICATIONS TO END CUSTOMER CONTRACT
The purpose of this Agreement is to allow COALTRADE to continue to meet its obligations under the End Customer Contract by purchasing coal from Patriot in accordance with the terms and conditions agreed to hereunder. Accordingly, this Agreement will be construed and performed in furtherance of such purpose notwithstanding that the parties may not have adequately modified the text of the End Customer Contract.
The following provisions of this Article 2 set forth general modifications to be made to, and rules of construction to be applied to, the text of the End Customer Contract.

2.1	Notices and Information. To the extent certain provisions of the End Customer Contract require that End Customer or COALTRADE provide the other with notice within a period of two (2) business days or less, for purposes of incorporating such requirement into this Agreement, each party hereto shall use commercially reasonable efforts to promptly relay such notice to the other party, taking into consideration the notice requirement under the End Customer Contract. In all other situations under the End Customer Contract requiring the End Customer to provide notice or information to COALTRADE within a period of time greater than two (2) business days, for purposes of incorporating such requirement into this Agreement, such period of time shall be extended by two (2) business days to account for the possibility that End Customer may not provide such notice or information to COALTRADE until the end of the specified period, provided, however, that upon receipt of any notice given by End Customer, COALTRADE will use commercially reasonable efforts to promptly forward such notice to Patriot. Likewise, except for any provisions under the End Customer Contract requiring two (2) business days’ or less notice, whenever the End Customer Contract requires COALTRADE to provide notice or information to End Customer within a specified period of time, for purposes of incorporating such requirement into this Agreement, such period of time shall be shortened by two (2) business days to enable COALTRADE sufficient time to provide the same notice or information to End Customer under the End Customer Contract.

2.2	Confidentiality. Patriot acknowledges and agrees that the End Customer Contract is a strictly confidential document, and that the information contained therein represents the confidential and proprietary information of COALTRADE and its End Customer. Accordingly, Patriot covenants that during the term of this Agreement and continuing after termination of this Agreement until otherwise permitted in writing by COALTRADE, it will hold the End Customer Contract and the information contained therein in strictest confidence and will protect the End Customer Contract from any unauthorized disclosure. Except as expressly provided for herein, Patriot will not disclose to any third parties any information of any nature, specific or general, pertaining to the End Customer Contract, and will only disclose such information to those of its employees who have a need to know in order for Patriot to perform its obligations hereunder. In the event Patriot has a legitimate business and/or financial need to disclose the terms of the End Customer Contract to a third party, Patriot shall promptly notify COALTRADE of the circumstances necessitating the need to disclose, and COALTRADE shall act in good faith and use commercially reasonable efforts to obtain the End Customer’s written consent to Patriot’s disclosure of the End Customer Contract under those limited circumstances. The foregoing notwithstanding, either party may disclose the terms of this Agreement (excluding the End Customer Contract) to such party’s lenders, counsel, accountants or prospective permitted purchasers, directly or indirectly, of all or substantially all of such party’s assets or of any rights under this Agreement, in each case who have agreed to keep such terms confidential, or in order to comply with any applicable law, order, regulation or exchange rule; provided, such party shall notify the other party of any proceeding of which it is aware which may result in disclosure and use reasonable efforts to prevent or limit the disclosure. Notwithstanding anything contained in this provision to the contrary, the terms and conditions of this provision shall under no circumstances supersede, override, or violate the confidentiality rights set forth in the End Customer Contract, it being understood and agreed by the parties hereto that the terms and conditions of confidentiality set forth in the End Customer Contract shall remain in full force and effect for so long as the End Customer Contract are effective.
2.3	Termination and Extension of Agreement by COALTRADE. The parties acknowledge that it may be possible under one or more terms of the End Customer Contract, that either or both of COALTRADE and End Customer may have the unilateral right to terminate the End Customer Contract. Neither COALTRADE nor Patriot will exercise any such right to terminate this Agreement with respect to such End Customer Contract unless End Customer exercises its right to terminate the End Customer Contract pursuant to the termination rights contained therein, in which event, this Agreement shall concurrently terminate with respect to such End Customer Contract. In the event Patriot is the sole source under the End Customer Contract and if Patriot desires to terminate such End Customer Contract in accordance with such End Customer Contract, then COALTRADE will terminate such End Customer Contract and this Agreement shall concurrently terminate with respect to such End Customer Contract. Notwithstanding anything in Section 1.7 of this Agreement to the contrary, if the End Customer Contract provides that as a result of such early termination, early termination damages are payable by COALTRADE to End Customer or payable by End Customer to COALTRADE, COALTRADE shall transfer to Patriot, or Patriot shall transfer to COALTRADE (as the case may be) pursuant to the terms of Section 2.12 hereof, any and all early termination damages actually received. COALTRADE shall use commercially reasonable efforts to pursue all such rights and defenses on Patriot’s behalf with respect to any early termination damages that become due and owing to COALTRADE by End Customer under the End Customer Contract. If legal action is necessary for COALTRADE to pursue the foregoing rights and defenses, all legal costs and fees incurred by COALTRADE in relation thereto shall be borne by Patriot. If the End Customer Contract allows End Customer to extend the term of the End Customer Contract and End Customer exercises such right, this Agreement will likewise extend with respect to such End Customer Contract.

2.4	Price Adjustments. The right of Patriot to adjust prices (irrespective of how the term “price” is defined in the End Customer Contract) under this Agreement with respect to an End Customer Contract shall be subject to the same price adjustment terms, restrictions, and guidelines to which COALTRADE and End Customer are bound under such End Customer Contract. COALTRADE shall use commercially reasonable efforts to obtain such price adjustment. If End Customer agrees, the price under this Agreement with respect to the End Customer Contract shall be adjusted accordingly. If End Customer does not agree then COALTRADE shall use commercially reasonable efforts to pursue all such rights and defenses on Patriot’s behalf with respect to any such price adjustment request. If legal action is necessary for COALTRADE to pursue the foregoing rights and defenses, all legal costs and fees incurred by COALTRADE in relation thereto shall be borne by Patriot. If Patriot desires a price adjustment in accordance with the End Customer Contract, and End Customer has the right under the terms of the End Customer Contract to terminate the End Customer Contract as a result thereof, and End Customer exercises its right to terminate, then this Agreement shall likewise terminate with respect to such End Customer Contract unless Patriot elects to continue such End Customer Contract under the existing price.
2.5	Audit and Inspection Rights. Whenever the End Customer Contract grants End Customer the right to conduct an audit or inspection of, or access to coal production facilities, processes, books, records, or otherwise, End Customer will be entitled, as applicable, to enforce or exercise such audit, inspection and/or access rights against Patriot. If COALTRADE has the right under the End Customer Contract to conduct any inspections of End Customer’s books, records, or premises, such right does not directly pass through to Patriot under this Agreement; however, Patriot may request such inspection rights from COALTRADE, and COALTRADE shall contact End Customer and use commercially reasonable efforts to obtain End Customer’s consent to such request. In the event End Customer refuses Patriot’s request to inspect, COALTRADE shall be obligated to promptly conduct the inspection on Patriot’s behalf and at Patriot’s sole expense, and shall report the results of such inspection to Patriot promptly upon completion, provided, that disclosure of such results does not violate any terms of confidentiality under the End Customer Contract. Notwithstanding the foregoing, this Section 2.5 does not eliminate or modify COALTRADE’s audit, inspection or access rights under the End Customer Contract with respect to Patriot or Patriot’s facilities, processes, books or records.

2.6	[Intentionally left blank]

2.7	Amendments to End Customer Contract. For the avoidance of doubt, the parties hereto understand and agree that COALTRADE shall not amend the End Customer Contract in any manner without Patriot’s signed, written consent.

2.8	Assignment. Neither party shall assign this Agreement, in whole or in part with respect to any End Customer Contract, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may, without the need of consent from the other party (and without relieving itself from liability hereunder), (a) transfer, sell, pledge, encumber, or assign this Agreement or the account, revenues or proceeds hereof in connection with any financing or other financial arrangement; (b) transfer or assign this Agreement to an affiliate of such party; or (c) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such party by way of merger, reorganization, or otherwise, provided, however, that in each such case, any such assignee shall agree in writing to be bound by the terms and conditions hereof, and that no such assignment shall in any way relieve the assignor from liability or full performance under this Agreement. The foregoing assignment rights notwithstanding, such rights shall under no circumstances supersede, override, or violate the assignment rights (if any) set forth in the End Customer Contract, it being understood and agreed by the parties hereto that the terms and conditions of assignment under the End Customer Contract shall remain in full force and effect for so long as the End Customer Contract is effective.
2.9	Venue and Dispute Resolution. Notwithstanding anything to the contrary set forth in the End Customer Contract, but subject to Article 3 of this Agreement, venue for the resolution of disputes between COALTRADE and Patriot under this Agreement will lie exclusively in the federal courts of jurisdiction in the Eastern District of Missouri.

2.10	Payment Terms; Payment Disputes. All invoices for coal shipped hereunder shall be submitted by Patriot directly to COALTRADE at the billing address(s) provided by COALTRADE (e.g. mail, facsimile and EDI as applicable), in accordance with the same procedures governing COALTRADE’s submission of invoices to its End Customer. COALTRADE shall remit payment to Patriot upon receipt of payment from End Customer. Patriot agrees that in the event of a payment dispute between COALTRADE and End Customer or non-payment by End Customer, it will cooperate fully with COALTRADE and will take all reasonable measures to assist COALTRADE in resolving any issues with End Customer relating to invoices, payment, and collection of all outstanding amounts due from End Customer.

2.11	Indemnification. Each party hereto (as the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party, its directors, officers, employees, agents and affiliates (collectively, the “Indemnified Party”) from and against any and all suits, actions, legal or administrative proceedings, claims, demands, actual damages, fines, punitive damages, losses, costs, liabilities, interest, and attorneys’ fees (including any such fees and expenses incurred in enforcing this indemnity) incurred by the Indemnified Party arising from (a) a breach by the Indemnifying Party of its obligations to the Indemnified Party under this Agreement, or (b) a breach by the Indemnifying Party of its obligations to the End Customer, either indirectly, as assumed under the terms of this Agreement, or directly under the End Customer Contract.

2.12	Liquidated Damages and Early Termination Damages. In addition to all other rights and remedies available under the End Customer Contract, notwithstanding anything in Section 1.7 of this Agreement to the contrary, to the extent liquidated damages or early termination damages are due and payable to COALTRADE under the End Customer Contract, any such liquidated damages or early termination damages that are actually paid to COALTRADE by End Customer under the End Customer Contract shall be transferred by COALTRADE to Patriot within five (5) business days of receipt. COALTRADE shall use commercially reasonable efforts to pursue all such rights and defenses on Patriot’s behalf with respect to any liquidated damages or early termination damages that become due and owing to COALTRADE by End Customer under the End Customer Contract. If legal action is necessary for COALTRADE to pursue the foregoing rights and defenses, all legal costs and fees incurred by COALTRADE in relation thereto shall be borne by Patriot.
2.13	COALTRADE’s Right To Market Coal. COALTRADE shall not have the right to resell coal purchased from Patriot under this Agreement.

2.14	Guarantees. To the extent COALTRADE (by itself or through its parent or affiliate) has provided a performance guarantee to End Customer under the End Customer Contract, the parties acknowledge that such guarantee is intended solely for the benefit of such End Customer and shall remain in effect according to its terms during the term of the End Customer Contract, unless otherwise agreed to by the parties or their parent companies.

2.15	Other Assurances. To the extent the End Customer Contract obligates the End Customer to provide COALTRADE with Adequate Assurances (as hereinafter defined) of End Customer’s financial stability, COALTRADE hereby assigns the benefits arising from such Adequate Assurances to Patriot. COALTRADE shall instruct such End Customer to take all necessary measures and prepare and execute all necessary instruments to effectuate the transfer of the Adequate Assurances, including any and all benefits arising thereunder to Patriot. For purposes of this Agreement, the term “Adequate Assurances” means any collateral, including cash, Letter(s) of Credit (as hereinafter defined), credit provisions, assurances, or such other collateral that is has been deemed reasonably acceptable to End Customer and COALTRADE under the terms of the End Customer Contract. “Letter(s) of Credit” means one or more irrevocable, transferable, standby letters of credit issued by a U.S. commercial bank or a foreign bank with a U.S. branch, such bank having a credit rating of at least A from S&P or A3 from Moody’s.
3.	RESOLUTION OF DISPUTES.
3.1	Notice of Dispute. Disputes arising pursuant to this Agreement shall be resolved in accordance with this Article 3. Either party may invoke the procedures of this Article 3 by written notice to the other party claiming the existence of a dispute and describing the nature of that dispute (the “Dispute Notice”).

3.2	Resolution of Disputes. Any dispute between the parties arising under this Agreement first shall be referred for resolution to a senior representative of each party. Upon receipt of a notice describing the dispute, designating the notifying party’s senior representative and indicating that the dispute is to be resolved by the parties’ senior representatives under this Agreement, the other party shall promptly designate its senior representative to the notifying party. The senior representatives so designated shall attempt to resolve the dispute on an informal basis as promptly as practicable. The parties agree that they shall negotiate expeditiously in good faith in an effort to resolve any disputes arising under this

Agreement. In the event a dispute cannot be resolved by negotiation within thirty (30) days after the date that the Dispute Notice was received by the other party, or within such other period as the parties may jointly agree, then either party may commence an action at law or in equity to resolve such dispute.
[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES ON NEXT PAGE.]

     IN WITNESS WHEREOF, COALTRADE and Patriot have executed this Agreement as of the Execution Date.

COALTRADE INTERNATIONAL, LLC
By:	/s/ Paul T. Demzik
	Name:	Paul T. Demzik
	Title:	President

PATRIOT COAL SALES LLC
By:	/s/ Michael V. Altrudo
	Name:	Michael V. Altrudo
	Title:	President